EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 Post-Effective Amendment No. 1 of our report dated March 1, 2004 relating to the financial statements of Advanced Viral Research Corp., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Rachlin Cohen & Holtz LLP

Miami, Florida
December 28, 2004